EXHIBIT 99.1

NewMarket Corporation Reports Fourth Quarter and Full Year 2015 Results
•NewMarket Posts Fourth Quarter EPS of $4.50, Up 7.9%, and Full Year EPS of $19.45 Up 5.8%

•	Petroleum Additives Fourth Quarter Operating Profit of $75.3 Million, Down 11.9%, and Full Year Operating Profit of $374.9 Million, Down 2.6%

•	Continuing Investment in R&D and Capital Spending to Fuel Long-Term Growth

•	501,261 Shares Repurchased in 2015
Richmond, VA, February 1, 2016 – NewMarket Corporation (NYSE:NEU) Chairman and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the fourth quarter and full year 2015.
Net income for the fourth quarter of 2015 was $53.9 million, or $4.50 per share, compared to net income of $52.1 million, or $4.17 per share, for the fourth quarter of 2014. Net income for 2015 was $238.6 million, or $19.45 per share, compared to net income of $233.3 million, or $18.38 per share, for 2014. Net income for all periods included the impact of valuing an interest rate swap at fair value. Excluding this item, fourth quarter 2015 earnings were $53.2 million, or $4.44 per share, compared to $53.7 million, or $4.30 per share, last year. On the same basis, earnings for the year 2015 were $240.6 million, or $19.61 per share, compared to $237.6 million, or $18.72 per share, last year (see Summary of Earnings table below).
Sales for the petroleum additives segment for the fourth quarter of 2015 were $476.7 million, down 13.0% versus the same period last year, due to lower shipments, foreign currency exchange and changes in selling prices and mix. Petroleum additives operating profit for the fourth quarter of 2015 was $75.3 million, an 11.9% decrease over fourth quarter operating profit last year of $85.5 million. The decrease was due to lower sales volume, changes in foreign currency exchange and increases in research and development investments, partially offset by lower raw material costs.
For the year, petroleum additives sales were $2,125 million compared to sales in 2014 of $2,325 million, a decrease of 8.6%. This decrease was primarily due to foreign currency exchange, changes in selling prices and mix. Operating profit for petroleum additives for 2015 declined 2.6% to $374.9 million, compared to $385.1 million for 2014. Changes in foreign currency overshadowed strong operating performance in the Americas and, to a lesser extent, the Asia Pacific region. The decrease in operating profit was also due to increases in research and development investments and lower sales volume, partially offset by lower raw material costs.
Petroleum additives shipments for the fourth quarter of 2015 were down 4.3% from the same period last year. This decline, which represents the lowest level of quarterly shipments in three years, was primarily due to decreases in lubricant and fuel additives shipments in North America. For the year, shipments declined 1.2% versus 2014, with increases in fuel additives shipments, primarily in North America, offset by declines in lubricant additives in all regions except Latin America. Shipments were below our expectations for both the quarter and full year periods, as demand for lubricant products trended lower in the face of a continued general weakness in the global economy. In addition, we believe the rapid decline in crude oil prices in the fourth quarter may have led some customers to reduce stock levels in anticipation of lower base oil prices.
The effective income tax rate for the fourth quarter of 2015 was 20.3%, down from the rate of 28.8% in the same period last year. The effective rate for 2015 was 29.6%, down slightly from the rate in 2014 of 31.2%. The rate in the fourth quarter of 2015 was lower primarily due to decreases in tax rates for certain of our foreign subsidiaries and an increase in tax benefits associated with our research and development activities in the US and Europe. The research and development tax credit in the US was passed during the fourth quarter of 2015, retroactive to the beginning of the year.
Our business continues to generate strong cash flows. During the year, we paid dividends of $70.8 million, funded capital expenditures of $126.5 million and repurchased 501,261 shares of our common stock for a total of $197.9 million, including 44,778 shares in the fourth quarter. At the end of 2015, we had $482.8 million remaining on our stock repurchase authorization.
Construction continues on our new manufacturing facility in Singapore. We expect commercial production to begin by mid-year 2016. In August, we announced the second phase of construction which will include additional component production units. Phase two will more than double our investment in the Singapore facility and is scheduled to be completed in 2017.
Our stated goal is to provide a 10% return per year for our shareholders over any five year period (defined by EPS growth plus dividends). We may not necessarily achieve a 10% return each year, and 2015 was such a year. Unfavorable exchange rates and softer industry demand have worked against us at a time when we have a great need to invest in developing products to meet new, upcoming specifications and pursue specific growth opportunities. Our increased investments in 2015, evidenced by our more than $125 million of capital expenditures and 14% higher spending in research and development, reinforces that we are making decisions to promote the greatest long term value for our shareholders and customers, and we remain focused on our long term objectives.
As we look forward to 2016 and beyond, we believe the fundamentals of the industry remain unchanged with the petroleum additives market growing at 1% to 2% for the foreseeable future, and we expect to exceed that growth rate. We are making investments to position ourselves for the future. Our capital spending is creating the capacity we need to grow and support our customers worldwide; our research and development investments are positioning us well to provide added value to our customers; and our stock repurchases and dividend policy have been effective ways to use cash flow and modest leverage to improve shareholder return.

	Summary of Earnings (In millions, except per-share amounts)
	Fourth Quarter Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net Income:
Net income	$53.9	$52.1	$238.6	$233.3
Loss (gain) on interest rate swap agreement	(0.7)	1.6	2.0	4.3
Income excluding the above special item	$53.2	$53.7	$240.6	$237.6
Diluted Earnings Per Share:
Net income	$4.50	$4.17	$19.45	$18.38
Loss (gain) on interest rate swap agreement	(0.06)	0.13	0.16	0.34
Income excluding the above special item	$4.44	$4.30	$19.61	$18.72

Sincerely,
Thomas E. Gottwald
The results for this year and last year include the impact of valuing an interest rate swap at fair value. The Company is reporting net income and related per share amounts including this item, as well as excluding it, in the Summary of Earnings table included in the earnings release. The Segment Results and Other Financial Information table included in this earnings release includes a non-GAAP financial measure, Income before Special Items and Income Tax Expense, which is reconciled to a GAAP measure. The Company has also included the non-GAAP financial measure EBITDA in this earnings release. A schedule following the financial statements included in this earnings release is provided reflecting the calculation of EBITDA, defined as income from continuing operations, before the deduction of interest and financing expenses, income taxes, depreciation and amortization. EBITDA is shown on the schedule both including and excluding the interest rate swap agreement. The Company believes that even though these items are not required by or presented in accordance with United States generally accepted accounting principles (GAAP), these additional measures enhance understanding of the Company’s performance and period to period comparability. The Company believes that these items should not be considered an alternative to net income determined under GAAP.
As a reminder, a conference call and Internet webcast is scheduled for 10:00 a.m. EST on Tuesday, February 2, 2016 to review fourth quarter and year-end 2015 financial results. You can access the conference call live by dialing 1-877-407-9210 (domestic) or 1-201-689-8049 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.investorcalendar.com. A teleconference replay of the call will be available until February 9, 2016 at 11:59 p.m. EST by dialing 1-877-660-6853 (domestic) and 1-201-612-7415 (international). The conference ID number is 13628106. A webcast replay will be available for 30 days.
NewMarket Corporation, through its subsidiaries Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated additive packages to market-general additives, the NewMarket family of companies provides the world with the technology to make engines run smoother, machines last longer, and fuels burn cleaner.
Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to, availability of raw materials and distribution systems; disruptions at manufacturing facilities, including single-sourced facilities; the ability to respond effectively to technological changes in our industry; failure to protect our intellectual property rights; the failure to attract and retain a highly-qualified workforce; hazards common to chemical businesses; competition from other manufacturers; sudden or sharp raw material price increases; gains or losses of significant customers; the occurrence or threat of extraordinary events, including natural disasters and terrorist attacks; risks related to operating outside of the United States; the impact of fluctuations in foreign exchange rates; an information technology system failure; political, economic, and regulatory factors concerning our products; future governmental regulation; resolution of environmental liabilities or legal proceedings; and the inability to complete future acquisitions or successfully integrate future acquisitions into our business; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A, “Risk Factors” of our 2014 Annual Report on Form 10-K, which is available to shareholders upon request.
You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the Company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

Brian D. Paliotti
Investor Relations
Phone:	804.788.5555
Fax:	804.788.5688
Email:	investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION
(In thousands, except per-share amounts, unaudited)

	Fourth Quarter Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Revenue:
Petroleum additives	$476,683	$547,915	$2,124,995	$2,325,082
All other (a)	2,939	963	15,835	10,323
Total	$479,622	$548,878	$2,140,830	$2,335,405
Segment operating profit:
Petroleum additives	$75,342	$85,506	$374,934	$385,084
All other (a)	850	(513)	4,372	1,279
Segment operating profit	76,192	84,993	379,306	386,363
Corporate unallocated expense	(6,028)	(4,949)	(22,779)	(23,397)
Interest and financing expenses	(3,716)	(3,889)	(14,652)	(16,567)
Other income (expense), net	20	(294)	317	(175)
Income before special items and income tax expense	66,468	75,861	342,192	346,224
Gain (loss) on an interest rate swap agreement (b)	1,144	(2,735)	(3,221)	(7,125)
Income before income tax expense	$67,612	$73,126	$338,971	$339,099
Net income	$53,914	$52,055	$238,603	$233,255
Earnings per share - basic and diluted	$4.50	$4.17	$19.45	$18.38

Notes to Segment Results and Other Financial Information
(a) "All other" includes the results of our tetraethyl lead (TEL) business, as well as certain contracted manufacturing and services associated with Ethyl Corporation.

(b) The gain (loss) on an interest rate swap agreement represents the change, since the beginning of the reporting period, in the fair value of an interest rate swap which we entered into on June 25, 2009. We are not using hedge accounting to record the changes to fair value of the interest rate swap and, accordingly, any change in the fair value is immediately recognized in earnings.

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per-share amounts, unaudited)

	Fourth Quarter Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net sales	$479,622	$548,878	$2,140,830	$2,335,405
Cost of goods sold	326,317	391,350	1,461,774	1,669,982
Gross profit	153,305	157,528	679,056	665,423
Selling, general, and administrative expenses	43,320	41,683	164,082	163,520
Research, development, and testing expenses	39,602	35,810	158,254	139,183
Operating profit	70,383	80,035	356,720	362,720
Interest and financing expenses, net	3,716	3,889	14,652	16,567
Other income (expense), net (a)	945	(3,020)	(3,097)	(7,054)
Income before income tax expense	67,612	73,126	338,971	339,099
Income tax expense	13,698	21,071	100,368	105,844
Net income	$53,914	$52,055	$238,603	$233,255
Earnings per share - basic and diluted	$4.50	$4.17	$19.45	$18.38
Cash dividends declared per share	$1.60	$1.40	$5.80	$4.70

Notes to Consolidated Statements of Income

(a)
On June 25, 2009, we entered into an interest rate swap. Other income (expense), net includes a gain on the interest rate swap of $1.1 million for the fourth quarter ended December 31, 2015 and a loss of $2.7 million for the fourth quarter ended December 31, 2014. The loss on the interest rate swap was $3.2 million for the twelve months ended December 31, 2015 and $7.1 million for the twelve months ended December 31, 2014. We are not using hedge accounting to record the changes to fair value of the interest rate swap, and accordingly, any change in the fair value is immediately recognized in earnings.

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share amounts, unaudited)

	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$93,424	$103,003
Trade and other accounts receivable, less allowance for doubtful accounts ($487 - 2015; $443 - 2014)	287,967	302,803
Inventories	351,631	348,420
Deferred income taxes	6,375	7,837
Prepaid expenses and other current assets	35,370	35,128
Total current assets	774,767	797,191
Property, plant, and equipment, at cost	1,128,989	1,016,868
Less accumulated depreciation and amortization	726,543	709,009
Net property, plant, and equipment	402,446	307,859
Prepaid pension cost	20,430	16,082
Deferred income taxes	38,354	48,499
Intangibles (net of amortization) and goodwill	10,907	16,859
Deferred charges and other assets	43,011	45,435
Total assets	$1,289,915	$1,231,925
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$128,745	$137,688
Accrued expenses	99,511	86,539
Dividends payable	17,594	15,721
Income taxes payable	12,773	6,462
Other current liabilities	5,057	13,264
Total current liabilities	263,680	259,674
Long-term debt	494,586	363,526
Other noncurrent liabilities	144,085	187,684
Total liabilities	902,351	810,884
Shareholders' equity:
Common stock and paid-in capital (without par value); issued and outstanding shares - 11,948,446 in 2015 and 12,446,365 in 2014	—	—
Accumulated other comprehensive loss	(144,526)	(139,160)
Retained earnings	532,090	560,201
Total shareholders' equity	387,564	421,041
Total liabilities and shareholders' equity	$1,289,915	$1,231,925

NEWMARKET CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED CASH FLOW DATA
(In thousands, unaudited)

	Twelve Months Ended December 31,
	2015	2014
Net income	$238,603	$233,255
Depreciation and amortization	42,265	41,538
Cash pension and postretirement contributions	(26,813)	(26,505)
Noncash pension and postretirement expense	22,037	16,751
Working capital changes	(15,021)	(54,982)
Capital expenditures	(126,499)	(59,716)
Net borrowings under revolving credit facility	131,000	14,000
Repurchases of common stock	(194,924)	(248,509)
Dividends paid	(70,763)	(59,400)
Proceeds from legal settlement	—	5,150
All other	(9,464)	2,718
Decrease in cash and cash equivalents	$(9,579)	$(135,700)

NEWMARKET CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL INFORMATION
(In thousands, unaudited)

	Fourth Quarter Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net Income	$53,914	$52,055	$238,603	$233,255
Add:
Interest and financing expenses, net	3,716	3,889	14,652	16,567
Income tax expense	13,698	21,071	100,368	105,844
Depreciation and amortization	10,615	9,999	41,178	40,177
EBITDA	81,943	87,014	394,801	395,843
(Less) plus: (Gain) loss on interest rate swap agreement	(1,144)	2,735	3,221	7,125
EBITDA, as adjusted	$80,799	$89,749	$398,022	$402,968